UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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August Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by August Technology Corporation

Pursuant to Rule 14a-12 Under the Securities Exchange Act of 1934

SEC S-4 Registration Statement No. 333-127371

Commission File No. 000-30637

4900 West 78th Street Bloomington, MN 55435 USA	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

News Release For Release on February 14, 2006

Contact: Phone: E-mail:	Stan Piekos, CFO (952) 259-1672 stan.piekos@augusttech.com

AUGUST TECHNOLOGY REMINDS SHAREHOLDERS TO RETURN
ELECTION FORM/LETTER OF TRANSMITTAL
BY
11:59 PM, EASTERN TIME TODAY

Minneapolis, February 14, 2006 – August Technology Corporation (NASDAQ: AUGT) today reminded shareholders to return the Election Form/Letter of Transmittal recently mailed to shareholders in connection with tomorrow’s Special Meeting of August Technology Shareholders.  The election deadline for returning the Election Form/Letter of Transmittal is 11:59 pm, Eastern time, on Tuesday, February 14, 2006.  The special meeting is scheduled to be held on Wednesday, February 15, 2006 to vote upon the proposed merger with Rudolph Technologies, Inc. Under the terms of the proposed merger, August shareholders may elect to receive either $10.50 per share in cash or 0.7625 of a share of Rudolph Technologies common stock, subject to the proration and allocation procedures described in the Joint Proxy Statement/Prospectus mailed to Rudolph’s stockholders and August Technology’s shareholders on or about January 17, 2006.

August Technology Shareholders should be aware of the following:

•                  In order to make an effective election, you must return your Election Form/Letter of Transmittal to American Stock Transfer & Trust Company, the Exchange Agent, not later than 11:59 p.m., Eastern Time, on Tuesday, February 14, 2006.

•                  If you have any questions regarding your Election Form/Letter of Transmittal or the merger in general, call the Proxy Advisory Group, LLC at (212) 605-0519 (call collect).

If you make a valid election by the election deadline, you will receive priority in the proration and allocation process to have your request to receive cash or Rudolph common stock fulfilled over other shareholders who do not make an election. However, if you do not made a valid election by the election deadline, as a result of the proration and allocation process you may receive consideration that is worth less than the consideration that is received by shareholders who do make a valid election by the election deadline.  Shareholders are encouraged to review the Election Form/Letter of Transmittal and the related instruction booklet for further information.  Shareholders are also encouraged to check the trading price of Rudolph common stock prior to electing whether to receive cash or Rudolph common stock in the merger.

August Technology advises shareholders that while the August Technology common stock will continue to trade following the election deadline, investors who purchase shares of August Technology common stock following the election deadline will be unable to make an election, and as a result of the proration and allocation process could receive consideration in the merger that is worth less than the amount paid to acquire such shares.  Assuming that August Technology shareholders approve the merger and Rudolph Technologies stockholders approve the issuance of the stock payable in the merger at their respective special meetings, it is anticipated that the merger will be completed shortly after those meetings.

About the Company

August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market. With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system. Following detection, August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions. Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization.  Additional information can be found on the company’s web site at www.augusttech.com.

Additional Information and Where to Find It

Rudolph and August Technology have filed with the Securities and Exchange Commission a Joint Proxy Statement/Prospectus, which contains important information, including detailed risk factors.  This Joint Proxy Statement/Prospectus and other documents filed by Rudolph and August Technology with the SEC are available at http://www.sec.gov, the SEC’s website and at the companies’ websites, which are http://www.rudolphtech.com and http://www.augusttech.com, respectively.  In a addition, investors may obtain free copies of the documents filed with the SEC by Rudolph or August Technology, without charge, by calling The Proxy Advisory Group, LLC at (212) 605-0519 (call collect). Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

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